Exhibit 99.2

Sunshine Heart Announces departure of its Chief Executive Officer David A. Rosa

EDEN PRAIRIE, Minn., November 30, 2015 (GLOBE NEWSWIRE) — Sunshine Heart, Inc. (Nasdaq:SSH) announced today that its Chief Executive Officer, David A. Rosa is leaving the Company, effective November 30, 2015.  John L. Erb, Chairman of the Board of Directors of Sunshine Heart, has been named Interim Chief Executive Officer and President and will continue to serve as Chairman of the Board.

“On behalf of the Board of Directors of Sunshine Heart, I wish to extend Dave our appreciation for his service and all that he has done for the Company during his six year tenure with Sunshine Heart,” commented John Erb, Chairman and Interim Chief Executive Officer of Sunshine Heart. Mr. Rosa indicated that “he appreciated the opportunity to lead Sunshine Heart over the past six years and wishes the Company the very best.”

Mr. Erb has served as a director of Sunshine Heart since September 2012 and as Chairman of the Board since October 2012. He is currently Chief Executive Officer of NuAx, Inc. (formerly Cardia Access, Inc.), a medical device company involved in developing new devices for the treatment of heart disease.  From 2001 through 2006, Mr. Erb was Chief Executive Officer of CHF Solutions, Inc., a medical device company focused on the treatment of congestive heart failure. CHF Solutions, Inc. was acquired by Gambro. From 1997 through 2001, Mr. Erb was President and Chief Executive Officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents. IntraTherapeutics, Inc. was acquired by Sulzer Medica.  Previously, Mr. Erb was Vice President of Operations for Schneider Worldwide, a division of Pfizer, Inc. Mr. Erb spent 10 years with Johnson & Johnson’s Iolab Division and started his career with American Hospital Supply Corporation.

In connection with the appointment of Mr. Erb as Interim Chief Executive Officer and President, the Board of Directors also appointed current board member, Gregory D. Waller, to replace Mr. Erb on the Compensation Committee and current board member, Paul R. Buckman, to serve as lead independent director and replace Mr. Erb on the Audit Committee.

The Board of Directors of Sunshine Heart has commenced the search for permanent successor to Mr. Rosa.

About Sunshine® Heart

Sunshine Heart, Inc. (Nasdaq:SSH) is an early-stage medical device company focused on developing, manufacturing and commercializing the C-Pulse System for treatment of Class III and ambulatory Class IV heart failure. Sunshine Heart has completed an approved U.S. Food and Drug Administration (FDA) feasibility clinical study of the C-Pulse System and presented the results in November 2011. In March 2012, the FDA notified the Company that it could move forward with an investigational device exemption (IDE) application. Sunshine Heart received unconditional approval from the FDA in November 2012 to initiate its pivotal study. In July 2012, Sunshine Heart received CE Mark approval for its C-Pulse System in Europe. Sunshine Heart is a Delaware corporation headquartered in Minneapolis with wholly owned subsidiaries in Australia and Ireland. The Company has been listed on the NASDAQ Capital Market since February 2012.

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For further information, please contact:

Investor:	Media:
Candice Knoll	David Schull
Blueprint Life Science Group	Russo Partners
T: +1-415-375-3340 Ext. 4	T: +1-212-845-4271

Claudia Drayton	Christopher Hippolyte
Chief Financial Officer	Russo Partners
Sunshine Heart, Inc.	T: + 1-646-942-5634
T: +1-952-345-4200